Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information for the periods indicated below show the effect of Clarus Corporation’s (“Clarus”, the “Company”, “we”, or “our”) acquisition on May 28, 2010, of each of Black Diamond Equipment, Ltd. (“BDE”) and Gregory Mountain Products, Inc. (“GMP”) in two separate merger transactions (the “Mergers”) pursuant to agreements and plans of merger dated May 7, 2010.  For a description of the Mergers please see Note 1 of the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined balance sheet presents the financial position of Clarus as of March 31, 2010, giving effect to the Mergers as if they had occurred on such date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2010 and for the year ended December 31, 2009, give effect to the Mergers as if they had occurred on January 1, 2009.

The unaudited pro forma condensed combined balance sheet of March 31, 2010 has been prepared by combining the unaudited historical condensed consolidated balance sheet of Clarus as of March 31, 2010, with the unaudited historical condensed consolidated balance sheets of BDE and GMP as of March 31, 2010.   The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 has been prepared by combining Clarus’ historical condensed consolidated statement of income for the year ended December 31, 2009, with the unaudited historical condensed consolidated statement of income of BDE for the twelve months ended December 31, 2009 and of GMP for the year ended December 31, 2009.   The interim unaudited pro forma condensed combined statement of income for the three months ended March 31, 2010, has been prepared by combining Clarus’ unaudited historical condensed consolidated statement of income for the three months ended March 31, 2010, with the unaudited historical condensed consolidated statements of income of each of BDE and GMP for the three months ended of March 31, 2010.  Pro forma adjustments have been applied to the historical accounts.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated and is not necessarily indicative of our future financial position or results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Clarus, BDE and GMP, including related notes thereto. The historical audited consolidated financial statements of Clarus are included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010. The historical audited financial statements of BDE for the fiscal years ended June 30, 2009, 2008 and 2007, including related notes thereto, and the unaudited nine months ended March 31, 2010 and 2009, are included in this Form 8-K filing as Exhibit 99.2.  The historical audited financial statements of GMP for the fiscal years ended December 31, 2009, 2008 and 2007, including related notes thereto, and the unaudited three months ended March 31, 2010, and 2009, are included in this Form 8-K filing as Exhibit 99.3.

The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Mergers to reflect:

•	the consummation of the Mergers;

•
changes in assets and liabilities (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Mergers and changes in certain expenses resulting therefrom;

•	additional indebtedness, debt issuance costs and interest expense, incurred in connection with the Mergers; and

•	additional shares of Clarus common stock and restricted stock units issued in conjunction with the Mergers.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP standards, and the regulations of the Securities and Exchange Commission (“SEC”), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Mergers had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of Clarus, BDE and GMP.  Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma condensed combined financial information.  The accounting for the Mergers is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates, and account balances other than those on the actual acquisition date, the final amounts recorded for the Mergers may differ materially from the information presented.  These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined statements of income do not reflect future events that may occur after the Mergers, including, but not limited to, the anticipated realization of ongoing savings from operational synergies.  It also does not give effect to certain one-time charges Clarus, BDE and GMP expect to incur in connection with the Mergers, including, but not limited to, charges that are expected to affect the acquisition and to achieve ongoing cost savings and synergies, as well as the tax benefit from the reversal of a significant portion of the valuation allowance on the deferred tax asset.

CLARUS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Clarus	Black Diamond Equipment	Gregory Mountain Products	BDE Pro Forma Adjustments		#	GMP Pro Forma Adjustments		#	Pro Forma Combined Clarus, BDE and GMP
Revenue
Domestic sales	$-	$40,627	$10,535	$			$			$51,162
International sales	-	47,518	14,820							62,338

Total Revenue	-	88,145	25,355		-			-		113,500

Cost of goods sold
Cost of goods sold	-	55,127	15,115		(181)	7		(27)	7	70,034
Gross Margin	-	33,018	10,240		181			27		43,466

Operating expenses:
Selling, general and administrative	3,597	25,376	6,616		48	10				35,476
					(161)	11
Amortization of definite-lived intangibles	-	4	243		845	5		225	5	1,317
Depreciation	342	1,144	272		(187)	7		(132)	7	1,439
Merger and integration	-	-	739							739
Transaction costs	1,613	-	-							1,613

Total operating expenses	5,552	26,524	7,870		545			93		40,584

Operating income (loss)	(5,552)	6,494	2,370		(364)			(66)		2,882

Other income (expense):
Interest expense	-	(970)	-		913	8		(2,527)	8	(3,293)
					(709)	8
Interest income	701	-	-		(701)	11				-
Other, net	-	346	76							422

Total other income (expense), net	701	(624)	76		(497)			(2,527)		(2,871)

Income (loss) before income tax	(4,851)	5,870	2,446		(861)			(2,593)		11
Income tax (benefit) provision	(6)	1,820	812		(1,753)	9		(868)	9	5
Net (loss) income	$(4,845)	$4,050	$1,634		$892			$(1,725)		$6

Earnings per share attributable
to stockholders:
Basic earnings per share	$(0.29)									$0.00

Diluted earnings per share	$(0.29)									$0.00

Weighted average common shares outstanding for earnings per share:
Basic	16,867				484	4		3,707	4	21,058

Diluted	16,867				484	4		3,707	4	21,124
					66	11

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CLARUS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Clarus	Black Diamond Equipment	Gregory Mountain Products	BDE Pro Forma Adjustments		#	GMP Pro Forma Adjustments		#	Pro Forma Combined Clarus, BDE and GMP
Revenue
Domestic sales	$-	$9,821	$4,544	$			$			$14,365
International sales	-	13,836	4,911							18,747
Total Revenue	-	23,657	9,455							33,112

Cost of goods sold
Cost of goods sold	-	14,537	5,465		(10)	7		(8)	7	19,984
Gross Margin	$-	$9,120	$3,990		$10			$8		$13,128

Operating expenses:
Selling, general and administrative	789	7,015	1,945		12	10				9,721
					(40)	11
Amortization of definite-lived
intangibles	-	1	61		212	5		57	5	331
Depreciation	79	299	73		(14)	7		(43)	7	394
Merger and integration	-	-	64							64
Transaction costs	1,509	-	-		(1,486)	2				23

Total operating expenses	2,377	7,315	2,143		(1,316)			14		10,533

Operating income (loss)	(2,377)	1,805	1,847		1,326			(6)		2,595

Other income (expense):
Interest expense	-	(105)	-		86	8		(632)	8	(805)
					(154)	8
Interest income	22	-	-		(22)	11				-
Other, net	-	(252)	6							(246)

Total other expense, net	22	(357)	6		(90)			(632)		(1,051)

Income (loss) before income tax	(2,355)	1,448	1,853		1,236			(638)		1,544
Income tax provision (benefit)	-	331	757		(205)	9		(292)	9	591
Net (loss) income	$(2,355)	$1,117	$1,096		$1,441			$(346)		$953

Earnings per share attributable
to stockholders:
Basic earnings per share	$(0.14)									$0.05

Diluted earnings per share	$(0.14)									$0.04

Weighted average common shares
outstanding for earnings per share:
Basic	16,867				484	4		3,707	4	21,058

Diluted	16,867				484	4		3,707	4	21,182
					124	11

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CLARUS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2010
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Clarus	Black Diamond Equipment	Gregory Mountain Products	BDE Pro Forma Adjustments	#	GMP Pro Forma Adjustments	#	Pro Forma Combined Clarus, BDE and GMP

Assets
Current Assets
Cash and cash equivalents	$56,938	$1,246	$1,847	$(85,665)	4	$(1,685)	4	$8,311
				23,691	11	(50)	8
				2,904	1	(695)	2
				13,936	8	(375)	2
				(3,636)	2
				(145)	8

Marketable securities	23,691	-	-	(23,691)	11			-
Accounts receivable	-	14,693	3,940					18,633
Inventories	-	19,543	3,916	3,750	6	1,357	6	28,566
Interest receivable	3	-	-					3
Prepaid and other current assets	80	1,263	69					1,412
Deferred income taxes	-	2,224	465					2,689
Total Current Assets	80,712	38,969	10,237	(68,856)		(1,448)		59,614

Non-Current Assets
Property and equipment, net	637	9,508	527	5,033	7	150	7	15,855
Amortizable definite lived intangible assets, net	-	936	7,059	(936)	5	(7,059)	5	17,999
				12,539	5	5,460	5
Identifiable indefinite lived intangible assets	-	-	-	19,497	5	13,001	5	32,498
Goodwill	-	1,160	309	(1,160)	4	(309)	4	49,292
				25,013	4	24,279	4
Debt issuance costs	-	-	-	145	8	50	8	195
Deferred income taxes - LT	-	-	-	50,000	9	212	9	50,212
Other long term assets	-	-	133					133
Total Non Current Assets	637	11,604	8,028	110,131		35,784		166,184
TOTAL ASSETS	$81,349	$50,573	$18,265	$41,275		$34,336		$225,798

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CLARUS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2010
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Clarus	Black Diamond Equipment	Gregory Mountain Products	BDE Pro Forma Adjustments	#	GMP Pro Forma Adjustments	#	Pro Forma Combined Clarus, BDE and GMP

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$509	$2,683	$1,801	$(144)	2	$(49)	2	$4,800
Accrued liabilities	991	7,153	1,116	(628)	2	(210)	2	8,347
				(75)	8
Income tax payable	-	1,054	446					1,500
Deferred taxes				1,434	9	519	9	1,953
Current portion debt obligations	-	3,176	1,500	(2,644)	8	(1,500)	8	532
Total Current Liabilities	1,500	14,066	4,863	(2,057)		(1,240)		17,132

Non-Current Liabilities
Long term debt obligations	-	5,132	-	(4,760)	8	12,571	4	26,879
				13,936	8
Other long term liabilities	-	678	-			316	4	994
Deferred income taxes	-	634	547	14,179	9	10,746	9	26,106

Deferred rent	458	-	-					458
TOTAL LIABILITIES	1,958	20,510	5,410	21,298		22,393		71,569

Shareholders' Equity
Preferred stock, $.0001 par value; 5,000,000	-	-	-					-
shares authorized; none issued
Common stock, $.0001 par value; 100,000,000	2	1	-	(1)	11			2
shares authorized; 17,441,747 shares issued
and 17,366,747 outstanding in 2010
Additional paid in capital	371,112	3,275	13,934	(3,275)	11	(13,934)	11	399,876
				2,904	1	25,234	4
						626	10
Accumulated deficit	(291,723)	-	-	(2,864)	2	(436)	2	(245,649)
				50,000	9	(626)	10

Treasury stock, at cost	(2)	(2,021)	(3,750)	2,021	11	3,750	11	(2)
Accumulated other comprehensive income	2	(62)	-	62	11			2

Deferred compensation	-	(12)	-	12	11			-
Foreign currency adjustment	-	1,262	-	(1,262)	11			-
Retained earnings	-	27,620	2,671	(27,620)	11	(2,671)	11	-

TOTAL STOCKHOLDERS' EQUITY	79,391	30,063	12,855	19,977		11,943		154,229
TOTAL LIABILITIES AND EQUITY	$81,349	$50,573	$18,265	$41,275		$34,336		$225,798

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

1)	Description of Mergers

Black Diamond Equipment, Ltd.

On May 28, 2010, Clarus acquired Black Diamond Equipment, Ltd., a Delaware corporation (“BDE”) pursuant to the Agreement and Plan of Merger dated May 7, 2010, (the “Black Diamond Merger Agreement”) by and among Clarus, BDE, Everest/Sapphire Acquisition, LLC (“Purchaser”), a Delaware limited liability company and wholly-owned direct subsidiary of Clarus, Sapphire Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned direct subsidiary of Purchaser, and Ed McCall, as Stockholders’ Representative.  Under the Black Diamond Merger Agreement, Purchaser acquired BDE and its three subsidiaries through the merger of Merger Sub with and into BDE, with BDE as the surviving corporation of the merger (the “Black Diamond Merger”).

In the Black Diamond Merger Agreement, Clarus acquired all of the outstanding common stock of BDE for an aggregate amount of approximately $85,665 (after closing adjustments of $4,335 relating to working capital), $4,500 of which is being held in escrow for a one year period (the “Escrow Fund”) as security for any working capital adjustments to the purchase price or indemnification claims under the Black Diamond Merger Agreement. Certain BDE shareholders used their cash received from the sale of BDE common stock to purchase 483,767 shares of Clarus stock from the Company, for a total value of $2,904.

The Black Diamond Merger was unanimously approved by the Company’s Board of Directors.  On May 7, 2010, Rothschild Inc. delivered its opinion to the Company’s Board of Directors that the consideration to be paid by the Company pursuant to the Black Diamond Merger Agreement was fair, from a financial point of view, to the Company.  The Black Diamond Merger Agreement was approved by the Board of Directors and stockholders of Black Diamond.

Gregory Mountain Products, Inc.

On May 28, 2010, Clarus acquired Gregory Mountain Products, Inc., a Delaware corporation (“GMP”) pursuant to the Agreement and Plan of Merger (the “Gregory Merger Agreement”) by and among GMP, Clarus, Purchaser, Everest Merger I Corp., a Delaware corporation and a Purchaser wholly-owned direct subsidiary of Purchaser (“Merger Sub One”), Everest Merger II, LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Purchaser (“Merger Sub Two”), and each of Kanders GMP Holdings, LLC and Schiller Gregory Investment Company, LLC, as the stockholders of Gregory (the “Gregory Stockholders”).  Under the terms of the Gregory Merger Agreement, (i) Merger Sub One merged with and into GMP (the “First Step Merger”), with GMP as the surviving corporation of the First Step Merger, and (ii) immediately following the effective time of the First Step Merger, as part of the same overall transaction, GMP merged with and into Merger Sub Two, (the “Second Step Merger” and together with the First Step Merger, the “Gregory Merger”), with Merger Sub Two as the surviving corporation of the Second Step Merger.

In the Gregory Merger, the Company acquired all of the outstanding common stock of Gregory for an aggregate amount of approximately $44,111 (after closing adjustments of $889 relating to debt repayments, working capital and equity plan allocation), payable to the Gregory Stockholders in proportion to their respective ownership interests of Gregory as follows: (i) the issuance of 2,419,490 shares to Kanders GMP Holdings, LLC and 1,256,429 shares to Schiller Gregory Investment Company, LLC of unregistered Clarus’ common stock, and (ii) the issuance by Clarus of the Merger Consideration Subordinated Notes in the aggregate principal amount of $14,517 to Kanders GMP Holdings, LLC and in the aggregate principal amount of $7,539 to Schiller Gregory Investment Company, LLC. The merger consideration payable to the Gregory Stockholders was approved by a special committee comprised of independent directors of Clarus’ Board of Directors and confirmed to be fair to Clarus’ stockholders from a financial point of view by a fairness opinion received from Ladenburg Thalmann & Co., Inc.

Following the closing of the Mergers, Clarus relocated its headquarters from Stamford, Connecticut, to the current headquarters of BDE in Salt Lake City, Utah.  We expect to benefit from reduced costs in combining GMP and BDE, as well as the movement of the headquarters to Salt Lake City, Utah.  We expect our public company expenses to be less than the approximately $5,552 in total operating expenses Clarus incurred in the fiscal year ended December 31, 2009, and $2,377 Clarus incurred in the three months ending March 31, 2010.  The Company expects to incur merger and integration expenses during the balance of 2010 with respect to the Mergers.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

2)	Basis of Presentation

The Mergers are reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with the Accounting Standards CodificationTM No. 805, Business Combinations  (ASC 805).  Under the acquisition method, the total estimated purchase price is calculated as described in Note 4 is allocated to the assets acquired and the liabilities assumed measured at fair value based on various preliminary estimates.  These estimates are based on key assumptions of the Mergers, including prior acquisition experience, benchmarking of similar acquisitions and historical data.  Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates and account balances other than the actual pending acquisition date, the final amounts recorded for the Mergers may differ materially from the information presented.  These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.  In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on an estimate of the fair market value of actual net tangible and intangible assets and liabilities of BDE and GMP at the closing date of the Mergers, as applicable.

Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.   Total merger-related transaction costs expected to be incurred by Clarus are approximately $4,786.  Of the $4,786 of total Clarus’ costs, $1,486 has been expensed through March 31, 2010 and has been removed from the unaudited pro forma condensed combined statement of income as they reflect non-recurring charges directly related to the Mergers.  Of the $1,486 expense, $838 and $193, was removed from accrued expenses and accounts payable respectively, as well as cash.  Of the remaining $3,300, $2,652 related to BDE, $436 related to GMP and $212 related to Clarus of anticipated costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase in accumulated deficit.  Total cash reductions of $4,331 include estimated expenses paid on or subsequent to the acquisition date.  Furthermore, GMP incurred $375 in transaction costs paid at closing separate from the $4,786 Clarus incurred.

During fiscal year 2009, we incurred $1,613 in transaction expenses arising out of a significant negotiation and due diligence review of a proposed transaction related to a terminated acquisition unrelated to the Mergers.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Clarus expects to achieve as a result of the Mergers or the costs necessary to achieve these costs savings or synergies.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Clarus has applied the guidance in ASC 820,  Fair Value Measurements and Disclosures which establishes a framework for measuring fair value.  In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."

The historical balance sheets of Clarus, BDE, and GMP were used to create the unaudited pro forma condensed combined balance sheet is as of March 31, 2010, the last day of Clarus and GMP’s first fiscal quarter.   The historical statements of income of Clarus and GMP were used to create the unaudited pro forma condensed combined statements of income are for the fiscal year ended December 31, 2009 and for the three months ended March 31, 2010.  The fiscal year of BDE ends on June 30, 2010, however, the twelve month period ending December 31, 2009 has been used to create the unaudited pro forma condensed combined statements of income for the year ended December 31, 2009.  The BDE twelve month income statement includes the last six months of calendar year in 2009 added to the first six months of fiscal year 2010.

Certain reclassifications have been made to the historical presentation of BDE and GMP to conform to the presentation used in the unaudited pro forma condensed combined statements of income, which may be subject to adjustment.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

3)	Significant Accounting Policies

Based upon Clarus’ review of BDE’s and GMP’s summaries of significant accounting policies disclosed in BDE’s and GMP’s financial statements and preliminary discussions with BDE and GMP’s management, the nature and amount of any adjustments to the historical financial statements of BDE and GMP to conform their accounting policies to those of Clarus are not expected  to be material.  Upon consummation of the Mergers, further review of BDE’s and GMP’s accounting policies and financial statements may result in required revisions to BDE’s and GMP’s policies and classifications to conform to Clarus’.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

4)	Estimated Purchase Price and Resulting Adjustment to Goodwill

The computation of the preliminary estimated purchase price was calculated using our best estimate of purchase consideration and working capital adjustments as of April 30, 2010 merger consideration adjustment information.  Below is a reconciliation to the estimated purchase consideration and how the estimated purchase consideration is allocated to the assets acquired and liabilities assumed which have been estimated at their fair values.  The excess of the estimated purchase consideration above the assets acquired and liabilities assumed is recorded as goodwill.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

	BDE	GMP		BDE + GMP
	Total Estimated Fair Value	Number of Shares	Total Estimated Fair Value	Total Estimated Fair Value

Merger consideration	$90,000		$45,000	$135,000

Less working capital and other adjustments	(4,335)		2,090	(2,245)

Less repayment of debt and accrued liabities	(7,479)		(1,500)	(8,979)

Less fair market value discount on subordinated notes			(9,484)	(9,484)

Fair value paid for equity	$78,186		$36,106	$114,292

Cash paid to BD and GMP for equity	78,186		185	78,371

Repayment of debt and accrued liabilities	7,479		1,500	8,979

Issuance to GMP of shares of Clarus		3,676	25,181	25,181

Issuance to GMP of 5% subordinated notes			12,571	12,571

Issuance of additional shares of Clarus		31	53	53

Payment of deferred compensation (5% notes)			316	316

Total estimated purchase price	$85,665	3,707	$39,806	$125,471

Assets Acquired and Liabilities Assumed
Total Assets
Cash and cash equivalents	$1,246		$1,472	$2,718
Accounts receivable	14,693		3,940	18,633
Inventory	23,293		5,273	28,566
Prepaid and other current assets	3,487		534	4,021
Plant Property and equipment, net	14,541		677	15,218
Amortizable definite lived intangible assets, net	12,539		5,460	17,999
Identifiable indefinite lived intangible assets	19,497		13,001	32,498
Goodwill	25,013		24,279	49,292
Other long-term assets	-		345	345
Total Assets	114,309		54,981	169,290

Total Liabilities
Accounts payable	2,683		1,801	4,484
Accrued liabilities	7,078		1,116	8,194
Income tax payable	1,054		446	1,500
Deferred income taxes - current	1,434		519	1,953
Current portion debt obligation	532		-	532
Long term debt obligations	372		-	372
Other long term liabilities	678		-	678
Deferred income taxes	14,813		11,293	26,106
Total Liabilities	28,644		15,175	43,819

Net assets acquired	$85,665		$39,806	$125,471

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

Clarus’ actual closing stock price was $6.85 on May 28, 2010, the date that each of the Mergers was completed and such date has been used to determine the value of stock and restricted stock units to be issued as consideration in connection with the Mergers, as applicable, and thus to calculate the actual purchase price.

ASC 805 requires that the fair value of replacement awards and cash payments made to settle vested awards attributed to precombination service be included in the consideration transferred.  The fair value of GMP share awards, not including stock units, which will immediately vest at the effective date of the Mergers, as applicable, has been attributed to precombination service and included in the consideration transferred in the amounts of $554, consisting of $185 in cash, $316 in notes, and $53 in stock.  The amount attributable to post combination service expensed on the date of acquisition is $626.

For the purpose of preparing the unaudited pro forma condensed combined financial information, the assets acquired and liabilities to be assumed in the Mergers have been measured at their estimated fair values as of March 31, 2010 for BDE and GMP.  A final determination of the fair values of the assets acquired and liabilities to be assumed in the Mergers will be made based on facts and circumstances on the closing date.  Accordingly, the fair value of the assets and liabilities included in the table above are preliminary and subject to change.  An increase (or decrease) in the fair value of the assets acquired or liabilities assumed will reduce (or increase) the amount of goodwill in the unaudited pro forma condensed combined financial information and may result in increased (or decreased) future expenses.

5)	Intangible Assets

For purposes of estimating the fair value of the assets to be acquired in the Mergers, it is assumed that all assets will be used in a manner that represents their highest and best use.  The estimated fair values of the most significant acquired intangible assets are based on the amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the Mergers, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information.  The estimates of fair value and useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors.  Increased knowledge about these factors upon consummation of the Mergers could result in a change to the estimated fair value of BDE’s and GMP’s intangible assets and/or to the estimated useful lives from what is assumed in the unaudited pro forma condensed combined financial information.  In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

Identifiable indefinite lived intangible assets

In connection with the Mergers, Clarus will acquire certain tradenames and trademarks which provide BDE and GMP with the exclusive and perpetual rights to manufacture and sell their respective products.  A preliminary fair value estimate pertaining to tradenames and trademarks is noted in the table below. Tradenames and trademarks will not be amortized, but reviewed annually for impairment or upon the existence of a triggering event.

Consistent with the guidance in ASC 805, the fair value of BD’s and GMP’s assembled workforce and buyer-specific synergies has been included in goodwill.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

Amortizable definite lived intangible assets, net

Certain customer relationships, core and product technology intangible assets are amortizable over the estimated useful lives.  Preliminary fair value estimates for amortizable intangible assets acquired, primarily consisting of customer relationships, core and product technology, are noted in the table below.  Amortization related to the fair value of amortizable intangible assets is reflected as an adjustment to the unaudited pro forma condensed combined statements of income.

	BDE
	Estimated Fair Value	Estimated Useful Life	Amortization Expense Annual	Amortization Expense Quarterly

Tradenames and trademarks	$19,497	Indefinite

Core technologies	951	10	$95	$24
Product technologies	216	5	43	11
Customer relationships	11,372	16	711	178
Total intangible assets acquired	$32,036		849	213
Less BDE's historical amortization			(4)	(1)
			$845	$212

	GMP
	Estimated Fair Value	Estimated Useful Life	Amortization Expense Annual	Amortization Expense Quarterly

Tradenames and trademarks	$13,001	Indefinite

Core technologies	563	8	$70	$18
Product technologies	125	4	31	8
Customer relationships	4,772	13	367	92
Total intangible assets acquired	$18,461		468	118
Less GMP's historical amortization			(243)	(61)
			$225	$57

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

6)	Inventories

Inventories, reflect an increase of approximately $3,750 and $1,357 to record BDE’s and GMP’s inventory, respectively, at its estimated fair value.  Inventory fair value is recorded at expected sales price less cost to sell plus a reasonable profit margin for selling efforts.  As Clarus sells the acquired inventory, its cost of sales will reflect the non-cash increased valuation of BDE’s and GMP’s inventory, which will temporarily reduce Clarus’ gross margin through the end of fiscal year 2010.  This adjustment to gross margin is considered a non-recurring adjustment and as such is not included in the unaudited pro forma condensed combined statements of income.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

7)	Property, Plant and Equipment

Property, plant and equipment reflects an increase of approximately $5,033 and $150 to record BDE’s and GMP’s property, plant and equipment, respectively, at their respective estimated fair values.  Clarus  believes these amounts represent the best current estimates of fair value.  The fair value of BDE’s and GMP’s property, plant, and equipment was estimated using the replacement cost method.  Under the replacement cost method, fair value is estimated to be the amount a market participant would pay to replace the asset.  The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time of consummation of the Mergers.   For each $1,000 increase in fair value adjustment to property, plant and equipment, Clarus would expect an annual increase in depreciation expense approximating $165, assuming a weighted-average life of approximately 6.1 years.

Property, plant and equipment reflects a decrease in depreciation expense of $368 and $159 for BDE and GMP, respectively, for the fiscal year ended December 31, 2009 based on the fair value adjustments to the book values of BDE’s and GMP’s property, plant and equipment, offset by a reevaluation of their respective remaining useful lives.   In addition, the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2010 reflects a decrease in depreciation expense of $24 and $51 for BDE and GMP, respectively.  These adjustments are allocated between cost of goods sold and depreciation expense categories in the unaudited proforma condensed combined statements of operations.

BDE	Gross Book Value	Accumulated Depreciation	Net Book Value	Fair Market value adjustment		Fair Market Value	Depreciable Lives	Depreciation Annual	Depreciation Quarterly

Progress payments	$1,054	$-	$1,054	$		$1,054
Land	336	-	336		2,514	2,850
Building	4,306	2,296	2,010		540	2,550	16	$134	$34
Machinery & Equipment	15,518	9,410	6,108		1,979	8,087	5	1,748	437
Total	$21,214	$11,706	$9,508		$5,033	$14,541		1,882	471
Less existing depreciation in COGS and SG&A								(2,250)	(495)
Depreciation adjustment								$(368)	$(24)

Progress payments are payments on fixed assets that have yet to be put into use.

GMP	Gross Book Value	Accumulated Depreciation	Net Book Value	Fair Market value adjustment		Fair Market Value	Depreciable Lives	Depreciation Annual	Depreciation Quarterly

Progress payments	$41	$-	$41	$		$41
Leasehold improvements	57	23	34			34	2	$23	$-
Machinery & Equipment	1,036	584	452		150	602	4	146	36
Total	$1,134	$607	$527		$150	$677		169	36
Less existing depreciation in COGS and SG&A								(328)	(87)
Depreciation adjustment								$(159)	$(51)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

8)	Debt-Obligations and Commitments

In connection with the closing of the acquisition of BDE,  Clarus entered into a Loan Agreement effective May 28, 2010  among Zions First National Bank, a national banking association (“Lender”) and the Company and its direct and indirect subsidiaries, BDE, Black Diamond Retail, Inc. (“BD-Retail”), and Purchaser, as co-borrowers  (the “Borrowers”) (the “Loan Agreement”).  Concurrently with the closing of the acquisition of BDE, Gregory Mountain Products, LLC, the surviving company,  entered into an Assumption Agreement and became an additional Borrower under the Loan Agreement.

Pursuant to the terms of the Loan Agreement, the Lender has made available to the Borrowers a thirty-five million dollar ($35,000,000) unsecured revolving credit facility (the “Loan”), of which $25 million was made available at the time of the closing of the acquisition of BDE and an additional $10 million was made available to the Company upon the closing of the acquisition of GMP. The Loan expires on July 2, 2013.  The Loan may be prepaid or terminated at the Company's option at anytime without penalty.  No amortization is required.  Any outstanding principal balance together with any accrued but unpaid interest or fees will be due in full at maturity.  The Loan bears interest at the Ninety Day LIBOR rate plus an applicable margin as determined by the ratio of Senior Net Debt (as calculated in the Loan Agreement)  to Trailing Twelve Month EBITDA (as calculated in the Loan Agreement) as follows: (i) Ninety Day LIBOR Rate plus 3.5% per annum at all times that Senior Net Debt to Trailing Twelve Month EBITDA ratio is greater than or equal to 2.5; (B) Ninety Day LIBOR Rate plus 2.75% per annum at all times that Senior Net Debt to Trailing Twelve Month EBITDA ratio is less than 2.5.   The Loan requires the payment of an unused commitment fee of (i) 0.6% per annum at all times that the ratio of Senior Net Debt to Trailing Twelve Month EBITDA is greater than or equal to 2.5, and (ii) 0.45% per annum at all times that the ratio of Senior Net Debt to Trailing Twelve Month EBITDA is less than 2.5.

The Loan Agreement contains certain restrictive debt covenants that require the Company and its subsidiaries to maintain an EBITDA based minimum Trailing Twelve Month, a minimum tangible net worth, and a positive amount of asset coverage, all as calculated in the Loan Agreement.  In addition, the Loan Agreement contains covenants restricting the Company and its subsidiaries from pledging or encumbering their assets, with certain exceptions, and from engaging in acquisitions other than acquisitions permitted by the Loan Agreement.  The Loan Agreement contains customary events of default (with grace periods where customary), including, among other things, failure to pay any principal or interest when due; any materially false or misleading representation, warranty, or financial statement; failure to comply with or to perform any provision of the Loan Agreement; and default on any debt or agreement in excess of certain amounts.

In connection with the GMP merger agreements, $22,056 in subordinated notes were issued.  The notes have a seven year term, 5% stated interest rate payable quarterly, and are prepayable at any time.  Given the below market interest rate for comparably secured notes and the relative illiquidity of the notes, we have estimated the fair market value at $12,571.  The difference between the face value of $22,056 and $12,571, $9,485, will be a non-cash interest expense amortized over the seven year term using the effective interest method.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

The following table depicts the effect of the debt incurred in connection with the Mergers, and considers the $13,936 draw on the date of the consummation of the Mergers, of which $7,404 was used to pay BDE existing debt and assumes $13,936 remains outstanding on the line of credit for the annual and three months presented in the unaudited pro forma condensed combined financial statements of operations.

BDE	Principal	Annual Weighted- Average Interest Rate	Quarterly Weighted- Average Interest Rate	Interest Expense Annual	Interest Expense Quarterly

Senior unsecured debt	$13,936	3.84%	3.16%	$535	$110
Repayment of existing debt	(7,404)
Amortization of debt issue costs				48	12
Unused commitment fee		0.60%		126	32
Less existing interest expense				(913)	(86)
				$(204)	$68

GMP
Subordinate notes (A)	$12,571	5.00%	5.00%	$1,103	$276
Deferred compensation (notes)	316	5.00%	5.00%	28	7
Repayment of existing debt	(1,500)
Amortization of debt issue costs				7	2
Non-cash accretion of note discount				1,389	347
				$2,527	$632

BDE and GMP

Senior unsecured debt	$13,936			$535	$110
Subordinate notes (A)	12,571			1,103	276
Deferred compensation (notes)	316			28	7
Repayment of existing debt	(8,904)
Amortization of debt issue costs				55	14
Unused commitment fee				126	32
Accretion of note discount				1,389	347
Less existing interest expense				(913)	(86)
Total				$2,323	$700

A. Interest expense of subordinated debt is based on the face value of the note of $ 22,055
   Term of notes is seven years, with interest payable quarterly.

An increase in 1/8th of a percent in the interest rate on the Company’s variable rate debt will increase interest expense by $8, before taxes.

Estimated debt issuance costs of $145 and $50 for the BDE and GMP, respectively, and the associated amortization have been included in the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

9)	Income Taxes

For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% and blended state tax rate of 5%, (3.25% net of federal tax benefit) for an overall blended rate of 38.25%, and have been used for all periods presented. This rate does not reflect Clarus effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.  Income taxes reflects an adjustment to tax benefit of $1,753 and $868 for BDE and GMP, respectively, for the fiscal year ended December 31, 2009 and $205 and $292 for the three months ended March 31, 2010.

The tables below represent the estimated deferred income tax liability and asset to be recorded by Clarus as part of the accounting for the Mergers  based on an overall 38.25% rate multiplied by the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated below. The pro forma adjustment to record deferred taxes as part of the accounting for the Mergers was computed as follows:

Deferred Tax Liability

	Clarus	BDE	GMP	Total

Estimated fair value of identifiable intangible assets acquired	$-	$32,036	$18,461	$50,497
Estimated fair value adjustment of inventory acquired	-	3,750	1,357	5,107
Estimated fair value adjustment of property, plant and equipment acquired	-	5,033	150	5,183
Estimated discount amount on 5% subordinated note	-	-	9,484	9,484

Total estimated fair value adjustments of net assets acquired	$-	$40,819	$29,452	$70,271

Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired, at 38.25%	$-	$15,613	$11,265	$26,878
Less current DTL related to inventory adjustment		(1,434)	(519)	(1,953)
Long-term DTL related to other long-term adjustments	$-	$14,179	$10,746	$24,925

Deferred Tax Asset

	Clarus	BDE	GMP	Total

Partial reversal of valuation allowance on deferred tax assets that are now more likely than not to be realized	$50,000	$-	$-	$50,000

Portion of replacement award included as purchase consideration, at 38.25%			212	212

	$50,000	$-	$212	$50,212

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

The Company has projected its estimated future pre-tax income including expected synergies and internal growth initiatives on a consolidated basis considering the acquisition of BDE and GMP.  Based on these projections, the Company believes that it is more likely than not it will realize a significant amount of the Clarus preacquisition deferred tax asset and estimates it will release $50 million of the related valuation allowance.   The final number may differ materially from this.  However, the Company expects the range of the realization of the deferred tax asset to be between $45 million and $55 million.  This adjustment will be recorded as reduction in the deferred tax asset valuation allowance and a reduction to tax expense.  Under the acquisition method of accounting, the reduction of valuation allowances of the acquirer as a result of the acquisition, if any, is recorded to the statement of operations.  Due to the one time nature, the credit to net income has not been recorded in these pro formas, but it has been recorded as an adjustment to retained earnings.  The recognition of a valuation allowance for deferred taxes requires management to make estimates and judgments about the Company’s future profitability which are inherently uncertain. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The estimates and judgments associated with the Company’s valuation of deferred taxes are considered critical due to the amount of deferred taxes recorded by the Company on its consolidated balance sheet and the judgment required in determining the Company’s future profitability. If, in the opinion of management, it becomes more likely than not that some portion or all of the deferred tax assets will not be realized, deferred tax assets would be reduced by a valuation allowance and any such reduction could have a material adverse effect on the financial condition of the Company.

As of March 31, 2010, Clarus’ net operating loss carryforwards were approximately $231 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

10)	Equity compensation

Awards directly attributable to the Mergers

As required by the GMP Merger agreement, Clarus issued vested replacement awards payable in cash, stock, restricted share units, and subordinated notes for phantom share awards terminated due to the acquisition of GMP.  As the recipients of these awards had performed a portion of the service required under the terms of the phantom share award, a portion of the preliminary fair value of the replacement awards has been recognized as purchase consideration in the amount of $554. Included in the unaudited pro forma condensed combined balance sheet is the cash portion of the replacement awards of $185 that was paid on the date of acquisition and is reflected as a reduction of cash, an increase to other long term liabilities for the preliminary estimate of the note portion of the replacement award in the amount of $316, and additional paid in capital and accumulated deficit have been increased to reflect the preliminary estimates of the fair value of the vested award to be expensed and recorded on the date of acquisition in the amount of $626.

Prior to the Mergers, Clarus entered into an employment agreement with Mr. Peter Metcalf to be the Chief Executive Officer of the combined company effective upon closing of the Mergers, pursuant to which 75,000 options were granted to Mr. Metcalf, with vesting of 30,000 options on December 31, 2012 and 22,500 options vesting on each of December 31, 2013 and 2014.  These options have strike price of $6.85 per share and a preliminary estimated fair market value of $194 and be amortized over the four year requisite life.  The preliminary estimated annual charge for these options will be $48 and the quarterly charge is $12 and is reflected in the pro forma financials.

Awards not directly attributable to the Mergers

In addition, upon closing of the Mergers on May 28, 2010, the following additional discretionary equity grants, extensions and accelerations were made.  These equity awards and modifications have been excluded from the pro forma financial statements as they are not directly part of the Mergers.

The Company granted to BDE employees ten-year options to purchase an aggregate of 402,500 shares of the Company’s common stock, having an exercise price equal to $6.85 per share (the fair market value of the Company’s common stock on the date of grant), and vesting in three installments 40% on December 31, 2012 and 30% on each of December 31, 2013 and 2014. The fair value of these awards is approximately $1,042, to be amortized over the four year service life.

The unvested award of 500,000 shares of restricted stock previously granted pursuant to the restricted stock agreement, dated April 11, 2003, between the Company and Mr. Kanders, was accelerated and deemed fully vested. Such shares of restricted stock, which had voting and distribution rights, will increase the share count outstanding by 500,000 shares at closing utilized for earnings per share purposes.  The Company will incur a non-cash expense of approximately $826 in the three months ended June 30, 2010.

The expiration date of an aggregate of 800,000 vested non-plan stock options previously granted to Mr. Kanders pursuant to a stock option agreement, dated December 23, 2002, between the Company and Mr. Kanders were extended from December 20, 2012 to May 31, 2020.  The Company will incur a non-cash expense of approximately $850 in the three months ended June 30, 2010 upon the modification of this award.

The following non-employee directors: Mr. Donald House, Mr. Nicholas Sokolow, Mr. Phil Duff, and Mr. Michael Henning and Mr. Burtt Erhlich, each were awarded ten-year options to purchase 20,000 shares of the Company’s common stock at an exercise price equal to $6.85 per share (the fair market value of the Company’s common stock on the date of grant) and vesting immediately on May 28, 2010.   The Company will incur a non-cash expense of approximately $186 in the three months ended June 30, 2010.

The Company accelerated the vesting of 90,000 previously unvested employee options granted under the 2005 Stock Incentive Plan with a strike price of $5.98.  The Company will incur a non-cash expense of approximately $60 in the three months ended June 30, 2010.

Company granted to Mr. Kanders a seven year restricted stock award of 250,000 shares of common stock pursuant to the Company’s 2005 Stock Incentive Plan, which award shall vest on the date the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s common stock shall have equaled or exceeded $10.00 per share, for 20 consecutive trading days.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except share and per share amounts)

Company shall grant to Mr. Kanders a seven year restricted stock award of 250,000 shares of common stock pursuant to the Company’s 2005 Stock Incentive Plan, which award shall vest on the date the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s common stock shall have equaled or exceeded $12.00 per share, for 20 consecutive trading days.

The Company has determined that on January 2, 2011, the Company shall grant to Mr. Kanders a seven year restricted stock award of 250,000 shares of common stock pursuant to the Company’s 2005 Stock Incentive Plan, which award shall vest on the date the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s common stock shall have equaled or exceeded the lesser of three times the Fair Market Value of the Company’s Common Stock on January 2, 2011 or $14.00 per share, in each case for 20 consecutive trading days, provided that Mr. Kanders is employee and/or a director of the Company or any Subsidiary (as defined in the 2005 Stock Incentive Plan) on January 2, 2011.

11) Other Pro Forma Adjustments

In connection with the consummation of the Mergers, the historical common shareholders’ equity balances as of March 31, 2010 for BDE and GMP, respectively, are eliminated in the unaudited pro forma condensed combined balance sheet as of March 31, 2010.

This adjustment reflects the conversion of $23,691 from marketable securities to cash.

This adjustment reflects the elimination of Clarus interest income earned on cash and marketable securities of $701 and $22 for the fiscal year ended December 31, 2009 and three months ended March 31, 2010, respectively.

This adjustment reflects a reduction in capital based state tax of $161 and $40 for the fiscal year ended December 31, 2009 and three months ended March 31, 2010, respectively.

This adjustment reflects the dilutive effect of outstanding option and share awards of 66 and 124 for the fiscal year ended December 31, 2009 and three months ended March 31, 2010, respectively.